Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of NanoString Technologies, Inc. of our report dated March 11, 2013, except for the effects of the reverse stock split described in the last paragraph of Note 1, as to which the date is June 12, 2013, relating to the consolidated financial statements of NanoString Technologies, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Seattle, WA

January 13, 2014